Exhibit 97.1
COMSCORE, INC.
CLAWBACK POLICY
(As Amended and Restated, Effective October 2, 2023)
This amended and restated Clawback Policy (this “Policy”) has been adopted by the Board of Directors (the “Board”) of comScore, Inc. (the “Company”), effective as of October 2, 2023 (“Effective Date”), to implement the incentive-based compensation recovery requirements set forth in Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and to provide for the recoupment of certain executive compensation in certain circumstances as further described in this Policy. The Board believes it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and to reinforce the Company’s pay-for-performance compensation philosophy by adopting this Policy.
1.Recovery Following Triggering Event.
(a)If (i) following the Effective Date, the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement) or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (often referred to as a “little r” restatement) (a “Triggering Event”), as determined by the Audit Committee of the Board (the “Audit Committee”), and (ii) the Compensation Committee of the Board (the “Compensation Committee”), upon notice by the Audit Committee that a Triggering Event has occured, determines that any current or former Section 16 Officer of the Company has Received Excessive Incentive-Based Compensation on or after the Effective Date, then (iii) the Compensation Committee will direct the Company to, subject to the terms of this Policy, reasonably promptly recover from each Section 16 Officer all Excessive Incentive-Based Compensation unless the Compensation Committee has determined that recovery of such Excessive Incentive-Based Compensation is Impracticable. For the avoidance of doubt, a restatement of the Company’s financial statements due to one of the following shall not be deemed a Triggering Event: (A) application of a change in accounting principles; (B) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (C) reclassification due to a discontinued operation; (D) application of a change in reporting entity, such as from a reorganization of entities under common control; (E) adjustment to provision amounts in connection with a prior business combination; and (F) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.
(b)In addition to any recovery by the Company under Section 1(a) of this Policy, if (i) following the Effective Date, there is a Triggering Event, (ii) the Board, upon the recommendation of the Audit Committee, reasonably and in good faith determines that such Triggering Event occurred due to the material noncompliance of the Company as a result of misconduct (as determined under the Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”)), and (iii) the Compensation Committee reasonably and in good faith determines that any Incentive-Based Compensation or other Company equity, equity-based or cash-based awards or profits from the sale of Company equity of the Chief Executive Officer and Chief Financial Officer is required to be recovered under Section 304 of SOX (the “SOX Recoverable Compensation”), then (iv) the Compensation Committee will direct the Company to, subject to the terms of this Policy, use prompt and reasonable efforts to recover from the Chief Executive Officer and Chief Financial Officer any SOX Recoverable Compensation.
2.Recovery Following Detrimental Activity. In addition to any recovery by the Company under Section 1 of this Policy, if (a) following the Effective Date, the Board reasonably

Exhibit 97.1
and in good faith determines that a current or former Section 16 Officer engaged in knowing or intentional fraudulent or illegal conduct (“Detrimental Activity”) and (b) the Compensation Committee reasonably and in good faith determines that any Incentive-Based Compensation or other compensation has been awarded to or received by such Section 16 Officer, and that such compensation was based on any financial results or operating metrics that were satisfied as a result of the Detrimental Activity, then (c) the Compensation Committee shall use prompt and reasonable efforts to recover from such current or former Section 16 Officer (the “Liable Executive”) such compensation (in whole or in part) that the Compensation Committee reasonably and in good faith deems appropriate.
3.Recovery Following Error in Compensation Calculation. If (a) following the Effective Date, the Compensation Committee reasonably and in good faith determines that there was an error in the amount of Incentive-Based Compensation awarded to or received by a current or former Section 16 Officer of the Company that does not relate to a Triggering Event, then (b) the Compensation Committee will direct the Company to, subject to the terms of this Policy, use prompt and reasonable efforts to recover from such current or former Section 16 Officer any Incentive-Based Compensation or other compensation (in whole or in part) that the Compensation Committee reasonably and in good faith deems appropriate.
4.Recovery Following Egregious Conduct. If (a) following the Effective Date, the Board reasonably and in good faith determines that a current or former Section 16 Officer of the Company engaged in Egregious Conduct, then (b) the Compensation Committee shall use prompt and reasonable efforts to recover from such current or former Section 16 Officer (the “Egregious Executive”) any Incentive-Based Compensation or other compensation (in whole or in part) received by the Egregious Executive that the Compensation Committee reasonably and in good faith deems appropriate.
5.Definitions. For purposes of this Policy, the following terms have the meanings set forth below:
(a)"Applicable Period” means the three completed fiscal years preceding the earlier of: (i) the date that the Board concludes, or reasonably should have concluded, that a Triggering Event has occured; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement that would be a Triggering Event. The Applicable Period shall also include any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following the three completed fiscal years. For purposes of this Policy, the Board shall be deemed to have reasonably concluded that a Triggering Event has occurred on the date that the Company’s Audit Committee informs the Board in writing that such a restatement will be required unless the Audit Committee informs the Board that an alternative date is more accurate for purposes of determining the Applicable Period.
(b)“Egregious Conduct” means an Egregious Executive’s (i) conviction of, or plea of nolo contendere to, a felony; (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company; (iii) illegal use of drugs; (iv) material breach of his or her employment agreement; (v) gross negligence or willful misconduct in the performance of his or her duties; (vi) breach of any fiduciary duty owed to the Company, including, without limitation, breach of restrictive covenants; (vii) willful refusal to perform the assigned duties for which he or she is qualified as directed by his or her supervising officer or the Board or (viii) material breach of the Company’s code of conduct or other policies, including, but not limited to, conduct involving sexual harassment, prohibited relationships and/or unlawful discrimination.
(c)“Excessive Incentive-Based Compensation” means the amount of Incentive-Based Compensation Received after October 2, 2023 by a person: (i) after beginning service as a Section 16 Officer, (ii) who served as a Section 16 Officer at any time during the performance period for that Incentive-Based Compensation, (iii) while the

Exhibit 97.1
Company had a class of securities listed on a national securities exchange or national securities association, and (iv) during the Applicable Period, that exceeds, as determined by the Compensation Committee, the amount of Incentive-Based Compensation that otherwise would have been Received by the Section 16 Officer had such Incentive-Based Compensation been determined based on the Financial Reporting Measures, as reflected in the accounting restatement that constitutes a Triggering Event (computed without regard to any taxes paid). For any Incentive-Based Compensation based on stock price or total shareholder return (“TSR”) metrics, where the amount of Excessive Incentive-Based Compensation may not be subject to mathematical recalculation directly from the information in an accounting restatement that constitutes a Triggering Event, Excessive Incentive-Based Compensation will be based on the Compensation Committee’s reasonable estimate of the effect of the accounting restatement that constitutes a Triggering Event on the stock price or TSR upon which the Incentive-Based Compensation was Received.
(d)“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure (including “non-GAAP” financial measures). A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission (the “SEC”). Stock price and TSR are Financial Reporting Measures.
(e)“Impracticable” means, after exercising a normal due process review of all the relevant facts and circumstances and taking all steps required by Section 10D-1 of the Exchange Act and any applicable exchange listing standard, the Compensation Committee determines that recovery of the Incentive-Based Compensation is impracticable because: (i) it has determined that the direct expense that the Company would pay to a third party to assist in recovering the Incentive-Based Compensation would exceed the amount to be recovered; (ii) it has concluded that the recovery of the Incentive-Based Compensation would violate home country law adopted prior to November 28, 2022; or (iii) it has determined that the recovery of Incentive-Based Compensation would cause a tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
(f)“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure and shall include the following: (i) the annual or other short-term incentive compensation granted, earned or vested (whether in the form of cash or equity) based on the degree of achievement of one or more Financial Reporting Measures under the Company’s annual or short-term incentive compensation programs; (ii) the long-term incentive compensation granted, earned or vested (whether in the form of cash or equity) based on the degree of achievement of one or more Financial Reporting Measures under the Company’s long-term incentive compensation programs; and (iii) any other incentive-based compensation granted, earned or vested based on the degree of achievement of one or more Financial Reporting Measures pursuant to an “incentive plan,” as such term is defined for purposes of Regulation S-K under the Exchange Act; plus, at the discretion of the Compensation Committee (which discretion, for purposes of Section 1 of this Policy, may not be exercised to the extent not permitted under the rules promulgated pursuant to Section 10D of the Exchange Act), any shares of stock granted, earned or vested under, and/or any other benefit related to, such compensation. Notwithstanding the foregoing, in the case of a recoupment under Section 3 or 4 of this Policy, the term Incentive-Based Compensation shall also mean any equity- or cash-based award that is granted, earned or vested based on the completion by an awardee of any applicable service condition, regardless of whether such award is also granted, earned or vested upon the attainment of a Financial Reporting Measure.

Exhibit 97.1
(g)“Received” – Incentive-Based Compensation shall be deemed “Received” in any Company fiscal period in which the Financial Reporting Measure specified for such Incentive-Based Compensation was attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of such period.
(h)“Section 16 Officer” has the meaning ascribed to the term “officer” as used in Rule 16a-1(f) under the Exchange Act and shall at a minimum include the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s controlled affiliates) who performs similar policy-making functions for the Company.
(i)For the purpose of clarification, any compensation other than Incentive-Based Compensation subject to this Policy is limited to compensation received by a current or former Section 16 Officer of the Company at any time during the three years prior to the year in which the Board (or a committee of the Board) determines that a Triggering Event or Detrimental Activity has occurred or there has been an error in the amount of paid Incentive-Based Compensation.
6.General Process. If the Board or Compensation Committee (as applicable) determines that (a) following the occurrence of a Triggering Event (i) one or more current or former Section 16 Officers of the Company has Received Excessive Incentive-Based Compensation or (ii) there is SOX Recoverable Compensation, (b) there are Liable Executives, (c) an error as described in Section 3 has occurred, or (d) one or more current or former Section 16 Officers of the Company has engaged in Egregious Conduct, then the Compensation Committee will review each applicable Section 16 Officer’s applicable compensation, and then, with respect to each such Section 16 Officer, the Compensation Committee will direct the Company to take prompt and reasonable action in accordance with this Policy to seek recovery of (A) such Section 16 Officer’s Excessive Incentive-Based Compensation (or other compensation, as applicable) or (B) all or some portion of such Section 16 Officer’s Incentive-Based Compensation (or other compensation, as applicable). Subject to applicable law, the Compensation Committee may authorize the Company to seek to recoup Incentive-Based Compensation by (x) requiring a Section 16 Officer to repay such amount to the Company; (y) offsetting a Section 16 Officer’s other compensation; or (z) utilizing such other means or combination of means as the Compensation Committee, in its sole discretion, determines to be appropriate. To the extent that a Section 16 Officer fails to repay all Excessive Incentive-Based Compensation to the Company as determined pursuant to this Policy, the Company shall take all actions reasonable and appropriate to recover such amount, subject to applicable law. The applicable Section 16 Officer shall be required to reimburse the Company for any and all expenses (including legal fees) reasonably incurred by the Company in recovering such amount.
7.Interpretation of this Policy; Determinations by the Board. The Board may at any time in its sole discretion supplement or amend any provision of this Policy in any respect, repeal this Policy in whole or part or adopt a new policy relating to recovery of incentive-based compensation with such terms as the Board determines in its sole discretion to be appropriate and consistent with the listing requirements adopted by Nasdaq pursuant to Section 10D-1 of the Exchange Act. The Board has the exclusive power and authority to administer this Policy, except to the extent otherwise delegated in this Policy to the Compensation Committee or the Audit Committee (in which case the following rights and powers shall apply to such committee, as applicable), including, without limitation, the right and power to interpret the provisions of this Policy and to make all determinations deemed necessary or advisable for the administration of this Policy, including, without limitation, determinations as to: (a) whether a Triggering Event has occurred; (b) whether Detrimental Activity, Egregious Conduct or an error in the amount of paid Incentive-Based Compensation has occurred; (c) whether any current or former Section 16 Officer of the Company is a Liable Executive or Egregious Executive; (d) whether any

Exhibit 97.1
compensation was based on any financial results or operating metrics that were satisfied as a result of a Section 16 Officer’s Detrimental Activity; (e) whether recovery of compensation is required under 15 U.S.C. Section 7243 (Section 304 of SOX); (f) whether an event has occurred that makes it Impracticable for the Company to recover such Excessive Incentive-Based Compensation; and (g) what constitutes Incentive-Based Compensation, Excessive Incentive-Based Compensation or other compensation. All such reasonable actions, interpretations and determinations taken or made by the Board, the Compensation Committee or the Audit Committee, as applicable, will be final, conclusive and binding.
8.Other Recoupment Rights. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date will, as a condition to the grant of any benefit thereunder, require an executive officer to agree to abide by the terms of this Policy. Except as provided in Section 1, 2, 3 and 4, any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Notwithstanding anything herein to the contrary, there shall be no duplication of recovery under Sections 1, 2, 3 and 4 of this Policy or under this Policy and any of Section 304 of SOX or Section 10D-1 of the Exchange Act.
9.Disclosure. The Company shall make any disclosure or filing with respect to this Policy and shall maintain all documents and records that are required by the applicable rules and forms of the SEC (including, without limitation, Section 10D of the Exchange Act) and any applicable exchange listing standard.
10.Successors. This Policy will be binding and enforceable against all Section 16 Officers of the Company and their beneficiaries, heirs, executors, administrators or other legal representatives.
11.Governing Law. The validity, construction, and effect of this Policy and any determinations relating to this Policy shall be construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.
Adopted as of May 30, 2018; last amended as of October 2, 2023.
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